EXHIBIT 99.1


       JAMES TERRY NAMED CHIEF TECHNOLOGY OFFICER OF BIGSTRING CORPORATION

         RED BANK, N.J., January 30 - BigString Corporation (OTCBB: BSGC) announced today that James Terry has been named Chief Technology Officer. In that capacity, he will lead the company's development and introduction of new product initiatives and existing product enhancements, all of which will be based on BigString's patent pending recallable, erasable, self-destructing email system and applications.

         Mr. Terry has more than 25 years experience in technological development. Prior to joining BigString, Mr. Terry was CTO of SurveyUSA, an animated pollster that uses IVR technology to poll more than two million Americans annually. He also served as CTO of Annotate.net, and was a senior partner of Kandu, a software development company. He is the author of the forthcoming book, Digital Media Programming Bible, A Complete Guide to Sound and Video Programming Under Microsoft Windows.

         "James has a strong track record of innovation in applying technologies that win in the marketplace. We believe he will be able to contribute immediately to our new product development initiatives," stated Darin Myman, President and CEO of BigString.

About BigString
---------------

         BigString Corporation, owner and operator of BigString.com, is a provider of social networking messaging applications and user-controllable email services. In addition to permitting users to send recallable, erasable, self-destructing messages and video, BigString's patent-pending technology allows emails and pictures to be rendered non-forwardable, non-printable and non-savable before or after the recipients read them, no matter what email service provider is used.

Forward-Looking Statements
--------------------------

         Statements about the future expectations of BigString Corporation, and all other statements in this press release other than historical facts, are "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and as that term is defined in the Private Securities Litigation Reform Act of 1995. BigString Corporation intends that such forward-looking statements shall be subject to the safe harbors created thereby. Since these statements involve certain risks and uncertainties and are subject to change at any time, BigString Corporation's actual results could differ materially from expected results.

CONTACT:   Darin Myman, BigString Corporation, 732-741-2840, darin@bigstring.com